                                                                     EXHIBIT 2.3

                               GUARANTY AGREEMENT


     GUARANTY AGREEMENT (the "Guaranty") dated October 22, 1997 (the "Closing Date") by and among Ramy Commercial Property, Inc., La Crosse Seed Corporation (collectively, the "Sellers"), Seed Mart, Inc. (the "Buyer") and AgriBioTech, Inc. ("ABT").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Buyer has agreed to purchase substantially all of the assets of the Sellers pursuant to an Asset Purchase Agreement dated October 22, 1997 (the "Asset Purchase Agreement"), by and among ABT, the Sellers and the Buyer; and

     WHEREAS, pursuant to Section 3(a)(ii) of the Asset Purchase Agreement, ABT will transfer to the Sellers 229,885 registered shares of Common Stock of ABT (the "ABT Shares"; the term ABT Shares shall not include shares acquired by Michael T. Ramy, Sr. and David P. Ramy, Sr. pursuant to the exercise of options); and

     WHEREAS, pursuant to Section 3(a)(ii) of the Asset Purchase Agreement, the Sellers and ABT have entered into a Lock-Up Agreement (the "Lock-Up"), pursuant to which Sellers have agreed that they shall not sell, transfer or otherwise dispose of the ABT Shares except as set forth in the Lock-Up; and

     WHEREAS, pursuant to Section 3(c) of the Asset Purchase Agreement, ABT has guaranteed the Guaranteed Proceeds (as defined below) from the sale of the ABT Shares when sold pursuant to the Lock-Up.

     NOW, THEREFORE, in consideration of the foregoing and of the terms, conditions and mutual covenants appearing in this Guaranty, the parties hereto hereby agree as follows:

     SECTION 1. The ABT Shares, when sold pursuant to the Lock-Up in an "in-the-market" transaction, shall have the minimum average price of $8.70 per share (the "Guaranteed Proceeds") guaranteed by ABT. The Guaranteed Proceeds shall be calculated every three months on a cumulative basis, such that (A) any deficits in Guaranteed Proceeds shall be paid to Sellers in cash on the last business day of the month following the end of a measurement period, and (B) Seller's incremental share, as described in Section 3 below, of any excess over Guaranteed Proceeds shall be carried forward to subsequent measurement periods, and may be applied to reduce or eliminate any subsequent deficit in Guaranteed Proceeds. The term "in-the-market" shall mean a sale made on the NASDAQ Stock Market through customary trading channels.

     SECTION 2. Pursuant to the Lock-Up, any ABT Shares that Sellers elect not to sell during the period January 1, 1998 to October 9, 1998 (the "Sale Period") shall be eligible for sale after October 9, 1998 in such quantities as Sellers desire. The Guaranty shall not apply to the proceeds received from the sale of such ABT Shares.

     SECTION 3. In consideration of the Guaranty granted herein, Sellers agree that Sellers, throughout the Sale Period, shall keep 100% of the Guaranteed Proceeds on sales of ABT Shares up to $14.00 per share. Throughout the Sale Period, ABT and Sellers shall share the excess amount above the Guaranteed Proceeds (but no amount below the Guaranteed Proceeds) on sales of ABT Shares according to the following schedule:



                NET PROCEEDS                   SELLERS' INCREMENTAL    ABT'S INCREMENTAL
                  $/SHARE                              SHARE                 SHARE
                  -------                              -----                 -----
To the extent the Guaranteed Proceeds are               100%                   0%
less than or equal to $14
To the extent the Guaranteed Proceeds are                50%                  50%
 greater than $14

     SECTION 4. The Sellers acknowledge that their breach or violation of any of the provisions of the Lock-Up may cause irreparable damage to ABT and the Buyer. Accordingly, upon the occurrence of any such breach or violation in addition to any other remedies at law or in equity which ABT or the Buyer may have, any and all obligations of ABT and the Buyer under this Guaranty shall immediately cease and this Guaranty shall be null and void.

     SECTION 5. Subject to Section 8 hereunder, this Agreement shall inure to the benefit of and be binding upon ABT, its successors and assigns, and upon the Sellers, their heirs, executors, administrators, legatees and legal representatives.

     SECTION 6. Should any part of this Guaranty, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Guaranty had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Guaranty without including therein any portion which may for any reason be declared invalid.

     SECTION 7. This Guaranty shall be construed and enforced in accordance with the laws of the State of Nevada applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

     SECTION 8. This Guaranty and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignment in violation thereof shall be null and void.

     SECTION 9. (A) All notices, requests, consents, and demands by the parties hereunder shall be delivered by hand, recognized national overnight courier or by deposit in the United States Mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the address set forth below:

               (i) if to the Sellers to:

                    Ramy Commercial Property, Inc.
                    1329 North Riverfront Drive
                    Mankato, MN 56001
                    Attention:
                    Telecopier No.:

                    LaCrosse Seed Corporation
                    1329 North Riverfront Drive
                    Mankato, MN 56001
                    Attention:
                    Telecopier No.

               with a copy to:

                    Gray, Plant, Mooty, Mooty & Bennett, P.A.
                    3400 City Center
                    33 South Sixth Street
                    Minneapolis, MN 55402-3796
                    Attention: Joe Kinning, Esq.

               (ii) if to the Buyer to:

                    AgriBioTech, Inc.
                    2700 Sunset Road, Suite C-25
                    Las Vegas, Nevada 89120
                    Attention: Johnny R. Thomas, President

                    with a copy to:

                    Snow Becker Krauss P.C.
                    605 Third Avenue
                    New York, New York  10158
                    Attention: Elliot H. Lutzker, Esq.

          (B) Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

      SECTION 10. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.


      IN WITNESS WHEREOF, the parties hereto have executed this Guaranty as of the day and year first written above.


      RAMY COMMERCIAL PROPERTY, INC.


      By: /s/ Michael T. Ramy, Sr.
          -------------------------------
          Michael T. Ramy, Sr., President


      LACROSSE SEED CORPORATION


      By: /s/  David P. Ramy, Sr.
          -------------------------------
             David P. Ramy, Sr., Treasurer


                                 AGRIBIOTECH, INC.


                                 By: /s/ Kathleen L. Gillespie
                                     ------------------------------
                                     Kathleen L. Gillespie
                                     Vice President

                                 SEED MART, INC.


                                 By: /s/ Kathleen L. Gillespie
                                     ------------------------------
                                     Kathleen L. Gillespie
                                     Vice President